Exhibit 99.1

Graf Acquisition Corp. IV Announces Pricing of $150 Million Initial Public Offering

The Woodlands, TX – May 20, 2021 – Graf Acquisition Corp. IV (the “Company”) today announced the pricing of its initial public offering of 15,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “GFOR.U” beginning on May 21, 2021. Each unit consists of one share of common stock and one-fifth of one redeemable warrant, with each whole warrant exercisable to purchase one share of common stock at a price of $11.50 per share. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the shares of common stock and warrants are expected to be listed on the NYSE under the symbols “GFOR” and “GFOR WS,” respectively.

Led by James A. Graf, Gus Garcia, Lewis Silberman, Anantha Ramamurti, Anthony A. Kuznik and Sabrina McKee, the Company expects to focus on all industries that meet its business combination criteria and that leverages the management team’s relationships, experience and insight, including without limitation, targets in industries such as mobility, technology, transportation, new energy, software, infrastructure, consumer, defense and cybersecurity, business and real estate services, financial and data services, healthcare, diversified industrial manufacturing, technology, distribution and services, as well as companies that help to address evolving environmental, social and governance (“ESG”) related issues.

J.P. Morgan and Oppenheimer & Co. are acting as book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from J.P. Morgan Securities LLC, Attn: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (telephone: 1-866-803-9204), or by email at prospectus-eq_fi@jpmchase.com and Oppenheimer & Co. Inc., Attn: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by calling (212) 667-8055, or by emailing EquityProspectus@opco.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 20, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov . The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

James A. Graf

Chief Executive Officer

Graf Acquisition Corp. IV

(346) 442-0819

james@grafacq.com